EXHIBIT 10.1

FIFTH AMENDMENT TO THE

ACCELERATE DIAGNOSTICS, INC.

2012 OMNIBUS EQUITY INCENTIVE PLAN

Effective as of October 31, 2012, Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), established, and the shareholders approved, the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan (the “Plan”). The Plan was subsequently amended by the First Amendment effective March 21, 2003, the Second Amendment effective February 26, 2014, the Third Amendment effective March 7, 2017, and the Fourth Amendment effective September 14, 2018. By adoption of this instrument, the Company now desires to amend the Plan to increase the number of shares of stock reserved and available for grant pursuant to the Plan by 3,000,000.

1.           This Amendment shall be effective as of February 25, 2019 but is subject to the approval of the Company’s shareholders at the Company’s 2019 Annual Meeting and shall be void in the absence of such approval.

2.           Section 4.1 of the Plan (Number of Shares Subject to Plan - Number of Shares) is hereby amended and restated in its entirety to read as follows:

4.1       NUMBER OF SHARES. Subject to the possible increases provided by Section 4.2(a) and adjustment as provided in Section 4.4, the total number of shares of Stock reserved and available for grant pursuant to the Plan shall be 10,677,500 shares. As provided in Section 1.1, no Awards will be made pursuant to the 2004 Plan or any other Prior Plan on or after the Effective Date.

3.            This Fifth Amendment shall only amend the provisions of the Plan referred to above, and those provisions not amended hereby shall be considered in full force and effect, unless the context indicates otherwise.

IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be executed as of this 25th day of February, 2019.

ACCELERATE DIAGNOSTICS, INC.

By:	/s/ Steve Reichling
Name:	Steve Reichling
Title:	Chief Financial Officer